Exhibit 99.A
News
For Immediate Release

El Paso Corporation Announces Offer to Exchange Outstanding Debt Securities for New Notes and Cash
HOUSTON, TEXAS, September 10, 2010—El Paso Corporation (NYSE: EP) today announced the commencement of a private offer to exchange any and all of its outstanding 12.000% Senior Notes due 2013 (the “Existing Notes”) held by Eligible Holders (as defined below) for its 6.50% Senior Notes due 2020 to be issued by El Paso (the “New Notes”) and cash (the “Exchange Offer”). The New Notes will mature on September 15, 2020 and will bear interest from September 24, 2010 (the “Early Settlement Date”) at a rate per annum of 6.50%. The New Notes will be senior unsecured indebtedness and will rank equally with all of El Paso’s other existing and future senior unsecured indebtedness.
The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in an offering memorandum, dated September 10, 2010, and the related letter of transmittal. The Exchange Offer is only made, and copies of the offering documents will only be made available, to a holder of the Existing Notes who has certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).
Eligible Holders of Existing Notes who tender their Existing Notes at or before 5:00 p.m. New York City time on September 23, 2010, subject to any extension by El Paso (the “Early Exchange Date”), will receive an additional early exchange premium.
The Exchange Offer is subject to certain conditions, including the requirement that El Paso receive valid tenders, not validly withdrawn, of at least $300 million aggregate principal amount of Existing Notes, on or prior to the Early Exchange Date.
The Exchange Offer will expire at 11:59 p.m., New York City time, on October 7, 2010, unless extended or earlier terminated by El Paso (the “Expiration Date”). Tenders of Existing Notes in the Exchange Offer may be validly withdrawn at any time prior to 5:00 p.m. New York City time on September 23, 2010, subject to any extension by El Paso (the “Withdrawal

Deadline”), but will thereafter be irrevocable, except where additional withdrawal rights are required by law. Tenders submitted in the Exchange Offer after the Withdrawal Deadline will be irrevocable except in the limited circumstances where additional withdrawal rights are required by law.
El Paso expects that Eligible Holders who validly tender their Existing Notes before the Early Exchange Date will receive their New Notes and cash payments on the Early Settlement Date, and that Eligible Holders who validly tender their Existing Notes after the Early Exchange Date but before the Expiration Date will receive their New Notes and cash payments on October 8, 2010 (the “Final Settlement Date”).
El Paso will also pay accrued and unpaid interest in cash on the Existing Notes accepted in the Exchange Offer to, but not including, the applicable settlement date minus, in the case of the Final Settlement Date, accrued and unpaid interest on the New Notes, to, but not including, the Final Settlement Date.
The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Documents relating to the Exchange Offer will only be distributed to holders of Existing Notes who complete and return a letter of eligibility confirming that they are within the category of Eligible Holders for the Exchange Offer. Holders of Existing Notes who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the information agent for the Exchange Offer, toll-free at (866) 873-5600 or at (212) 430-3774 (banks and brokerage firms).
This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the Exchange Offer. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906

3